Exhibit 23.2

Consent of Independent Auditors

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of our Independent Auditors’ Report dated October 3, 2014, on the consolidated financial statements of MCRS Holdings, Inc., a wholly owned subsidiary of MCMC Holdings, LLC, as of and for the years ended December 31, 2013 and 2012, included in the Patriot National, Inc. Registration Statement on Form S-1 (No. 333-200972). Our Independent Auditors’ Report on MCRS Holdings, Inc.’s 2013 and 2012 financial statements included an emphasis of matter paragraph related to significant related party transactions with MCMC Holdings, LLC.

/s/ Mayer Hoffman McCann P.C.

Boston, Massachusetts

January 15, 2015